AMENDMENT NO. 9

TO

SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment dated as of December 30, 2013, amends the Second Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2006, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Equity Funds (Invesco Equity Funds), a Delaware statutory trust is hereby amended as follows:

WITNESSETH:

WHEREAS, the parties desire to amend the Agreement to remove Invesco Constellation Fund and Invesco Disciplined Equity Fund;

NOW, THEREFORE, the parties agree that;

1.	Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

“APPENDIX A

TO

SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE

SERVICES AGREEMENT OF

AIM EQUITY FUNDS (INVESCO EQUITY FUNDS)

Portfolios	Effective Date of Agreement
Invesco Charter Fund	July 1, 2006
Invesco Diversified Dividend Fund	July 1, 2006
Invesco Summit Fund	April 30, 2008

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Net Assets
0.023%	First $1.5 billion
0.013%	Next $1.5 billion
0.003%	Over $3 billion

*	Annual minimum fee is $50,000. An additional $5,000 per class of shares is charged for each class other than the initial class. The $5,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000.”

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

INVESCO ADVISERS, INC.

Attest:	/s/ Peter A. Davidson	By:	/s/ John M. Zerr
	Assistant Secretary		John M. Zerr
Senior Vice President

(SEAL)

AIM EQUITY FUNDS
(INVESCO EQUITY FUNDS)

Attest:	/s/ Peter A. Davidson	By:	/s/ John M. Zerr
	Assistant Secretary		John M. Zerr
Senior Vice President

(SEAL)